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                                  EXHIBIT 5.1

                        OPINION OF HUGHES & LUCE, L.L.P.


                               September 23, 1997



Schlotzsky's, Inc.
200 West Fourth Avenue
Austin, Texas 78701


Ladies and Gentlemen:

         On September 4, 1997, Schlotzsky's, Inc., a Texas corporation (the "Company"), filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (File No. 333-34921) (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), relating to the sale by the Company and certain Selling Shareholders (as such term is defined in the Registration Statement) of an aggregate of 2,200,000 shares of common stock, no par value (the "Common Stock"), plus an additional 330,000 shares of Common Stock subject to the exercise of an over-allotment option to be granted by the Company and the Selling Shareholders (collectively, the "Shares"). On September 23, 1997, the Company filed a registration statement on Form S-1 pursuant to Rule 462(b) to increase the number of shares of Common Stock registered to 2,645,000 shares, plus an additional 345,000 shares subject to the exercise of the over-allotment option granted by the Company and the Selling Shareholders. We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

         In connection therewith, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Articles of Incorporation and the Bylaws of the Company, in each case as amended to date, (ii) copies of resolutions of the Board of Directors of the Company authorizing the offering and the issuance of the shares to be sold by the Company and related matters,
(iii) the Registration Statement, and all exhibits thereto, and (iv) such other documents and instruments as we have deemed necessary for the expression of opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact

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Schlotzsky's, Inc.
September 23, 1997
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material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

         Based upon the foregoing examination, we are of the opinion that the Shares being sold by the Company and the Selling Shareholders, when sold to the Underwriters as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,



                                                     /s/ HUGHES & LUCE, L.L.P.